[DYNAMIC MATERIALS CORPORATION LETTERHEAD]


                                 PRESS RELEASE

                DYNAMIC MATERIALS CORPORATION DECLARES DIVIDEND
                DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS

      Denver, Colorado, January 14, 1999 -- The Board of Directors of DYNAMIC MATERIALS CORPORATION ("DMC") today announced that it declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of DMC Common Stock effective as of January 8, 1999.

      Joseph P. Allwein, President and Chief Executive Officer of DMC, stated:
"The Rights are designed to assure that all of DMC's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of DMC without paying all stockholders a control premium."

      The Rights will be exercisable only if a person or group acquires 15% or more of DMC's Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock. If prior to the redemption, exchange or termination of the Rights, a person or group acquires 15% or more of DMC's outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of DMC's Preferred Shares having a market value of twice such price. In addition, if, prior to the redemption, exchange or termination of the Rights, DMC is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding Common Stock, each Right (other than the Rights beneficially owned by the Acquiring Person) will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

      Following the acquisition by a person or group of beneficial ownership or 15% or more of the Company's Common Stock and prior to an acquisition of 50% or more of the Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

      The Rights are intended to enable all DMC stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting takeover.

      The dividend distribution will be made on January 15, 1999, payable to stockholders of record on that date. The Rights will expire on January 9, 2009. The Rights distribution is not taxable to stockholders and DMC's Board of Directors may redeem the Rights at any time prior to the acquisition of beneficial ownership of 15% or more of the Company's Common Stock.

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    [Summary description of DYNAMIC MATERIALS CORPORATION and its business]